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                                                                     Exhibit 11


              STATEMENT RE COMPUTATION OF EARNINGS PER COMMON SHARE
              -----------------------------------------------------

NET INCOME AND COMMON SHARES USED IN CALCULATION OF EARNINGS PER COMMON SHARE FOR THE FIVE YEARS ENDED DECEMBER 31, 1996 WERE COMPUTED AS FOLLOWS (AMOUNTS IN THOUSANDS):

                                                        For the Years Ended December 31,
                                             ------------------------------------------------------
                                              1992        1993        1994        1995        1996
                                             ------------------------------------------------------
Earnings:
--------
   Net Income                               $15,340     $24,127     $29,194     $32,639     $13,066

   Less preferred stock dividends(1)         (4,025)     (2,180)          -           -           -
                                             ------      ------      ------      ------      ------

   Net income applicable to common
      stock (primary and fully
      diluted)                              $11,315     $21,947     $29,194     $32,639     $13,066
                                             ======      ======      ======      ======      ======

Common Shares:(2)
-------------
   Weighted average shares outstanding
      during each year                       19,177      22,302      25,574      26,166      26,470

   Shares issuable upon assumed
      exercise of stock options                 503         638         496         754         590
                                             ------      ------      ------      ------      ------

   Common shares - primary                   19,680      22,940      26,070      26,920      27,060

   Adjustment for full dilution:
      Incremental stock options                  30          65          44          50          50
      Convertible securities(3)                   -       3,405         356         125           -
                                             ------      ------      ------      ------      ------

   Common shares - assuming full
      dilution                               19,710      26,410      26,470      27,095      27,110
                                             ======      ======      ======      ======      ======

(1) In 1993, the Company exercised its redemption rights; however, prior to the planned redemption date, 2,289,615 shares of convertible Preferred Stock were converted into 4,579,230 shares of Common Stock of the Company.

(2) All share amounts have been adjusted to reflect a 10% Common Stock dividend paid January 17, 1992 to stockholders of record December 23, 1991 and a two-for-one Common Stock split paid October 18, 1993 to stockholders of record September 30, 1993.

(3) The assumed conversion of preferred stock and/or outstanding convertible subordinated debentures (fully redeemed in 1995) into Common Stock resulted in no reportable dilution for purposes of calculating fully diluted earnings per common share for each year in the periods ended December 31, 1992 through 1995.